Exhibit 16.1

October 30, 2008

United States Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C. 20549

Re: V2K International, Inc.

Dear Commission:

This letter is to confirm that Gordon Hughes & Banks, LLP, the former independent registered public accounting firm of V2K International, Inc., has read the disclosures included under Item 4.01 of V2K International, Inc.’s Form 8-K report dated October 28, 2008.  We agree with the statements relating to our firm with respect to the change in V2K International, Inc.’s independent registered public accounting firm.

Yours truly,

Gordon Hughes & Banks, LLP

By:  /s/ Peggy E. Jennings
Peggy E. Jennings, CPA
Director of Audit Services
Gordon Hughes & Banks, LLP
5299 DTC Boulevard, Suite 1000
Greenwood Village, CO  80111
Phone: (303) 770-5700
Fax: (303) 770-7581